SUBORDINATION AND INTERCREDITOR AGREEMENT

THIS SUBORDINATION AND INTERCREDITOR AGREEMENT (as hereafter amended, restated or otherwise modified from time to time, the "Agreement") is entered into as of June 7, 2004 (the "Effective Date"), by and among HARRIS J. PAPPAS and CHRISTOPHER J. PAPPAS (each a "Junior Creditor" and collectively "Junior Creditors"), JPMORGAN CHASE BANK, acting in its capacity as administrative agent for the Senior Creditors (defined below) (in such capacity, together with its successors and assigns in such capacity, hereinafter called (the "Agent") and LUBY'S INC., a Delaware corporation (together with its successors and assigns, the "Credit Party"). Terms defined in Section 1, where used in the Recitals below and elsewhere in this Agreement, shall have the same meanings, where so used, as are prescribed therein.

RECITALS

The Credit Party, the Agent and Senior Lenders have executed and entered into the Senior Credit Agreement. Pursuant to the Senior Credit Agreement, the Credit Party is obligated for payment and performance of the Senior Debt and, as security therefore, the Credit Party or its subsidiaries have granted to the Agent the Senior Creditor Liens. The Credit Party has issued to the Junior Creditors the Junior Notes. As an inducement to and as one of the conditions precedent to the obligation of the Senior Creditors to extend credit to the Credit Party under the Senior Credit Agreement, the Agent and the Senior Creditors have required the execution and delivery of this Agreement by the Junior Creditors and the Credit Party. The Agent, the Junior Creditors and the Credit Party wish to enter into this Agreement on the terms provided herein.

AGREEMENT

NOW, THEREFORE, in order to induce the Agent and Senior Creditors to extend credit under the Senior Credit Agreement, and for value received, the receipt and sufficiency of which hereby are acknowledged by each of the undersigned, the parties hereto hereby agree as follows:

    Definitions. The following terms shall have the following meanings in this Agreement:

    "Agent" has the meaning prescribed for such term in the introductory paragraph of this Agreement and includes any successor to the Agent in such capacity.

    "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and from time to time in effect (11 U.S.C. section 101, et seq).

    "Business Day" means any day that is not a Saturday, Sunday or a day on which national banks in Houston, Texas are required or permitted under applicable law to be closed.

    "Commitments" means, collectively, all commitments of Senior Creditors to extend credit under the Senior Credit Agreement.

    "Credit Party" has the meanings prescribed for such term in the introductory paragraph of this Agreement.

    "Equally Senior Securities" means any securities of the Credit Party or any other Person provided for by a plan of reorganization or readjustment, the payment of which is senior (at least to the extent provided in the subordination provisions of this Agreement, and in form reasonably satisfactory to the holders at the time thereof of the Senior Debt) to the payment of all Junior Debt under any such plan of reorganization or readjustment.

    "Equally Subordinate Securities" means any securities of the Credit Party or any other Person provided for by a plan of reorganization or readjustment, the payment of which (a) is subordinate (at least to the extent provided in the subordination provisions of this Agreement, and in form reasonably satisfactory to the holders at the time thereof of the Senior Debt) to the payment of all Senior Debt under any such plan of reorganization or readjustment, and (b) is not subordinate to any other claim or interest of any Person.

    "Indefeasibly Paid" means, with respect to the making of any payment on or in respect of any Senior Debt, a payment of such Senior Debt in full with respect to which (i) more than 90 days has passed since the date of such payment without there having been filed any Proceeding with respect to the Credit Party or (ii) in the event any Proceeding is filed within 90 days of the date of such payment, no claim of avoidance under section 547 of the Bankruptcy Code is made within 2 years of the date of commencement of such Proceeding.

    "Junior Creditors" has the meaning prescribed for such term in the introductory paragraph of this Agreement.

    "Junior Debt" means (i) all principal of, premium, if any, and all interest on, the Junior Notes, (ii) all other indebtedness, obligations and liabilities of the Credit Party, whether now existing or hereafter incurred or created, under or with respect to the Junior Notes or any Junior Debt Document, (including, without limitation, indemnity obligations or any claims for rescission or for damages arising under or with respect to any Junior Note or Junior Debt Documents), (iii) all obligations arising under any guaranty executed by Credit Party for the benefit of any Junior Creditor in respect of any Junior Debt and (iv) any and all renewals, extensions or rearrangements thereof.

    "Junior Debt Documents" means, collectively, the Junior Notes and any and all agreements, instruments or documents now existing or hereafter executed and/or delivered in connection with the Junior Debt, pursuant to which the person executing and/or delivering same undertakes, guarantees or assures payment and/or performance of any Junior Debt or grants or purports to grant any liens, security interests, collateral assignments, mortgages, pledges or other interests in any property for the benefit of the Junior Creditors to secure the Junior Debt, or any part thereof (provided, that the foregoing reference to liens, security interests or other interests in property shall not be construed to allow the granting of any liens, security interests or other interests in property which otherwise are prohibited by the terms of this Agreement), and all other documents and instruments evidencing or governing all or any portion of the Junior Debt, in each case as the same may be modified, amended, renewed, extended, restated, supplemented or otherwise modified from time to time.

    "Junior Default" means a default in the payment of the Junior Notes or any other Junior Debt Documents, or in the performance of any term, covenant or condition contained in the Junior Notes or other Junior Debt Documents, or any other occurrence which, in and of itself or with notice or the passage of time, or both, would permit any Junior Creditor to accelerate the payment of all or any portion of any Junior Debt evidenced by the Junior Notes.

    "Junior Default Notice" means a written notice from the Junior Creditors or the Credit Party to the Agent pursuant to which the Agent is notified of the occurrence of a Junior Default, which notice incorporates a reasonably detailed description of such Junior Default.

    "Junior Note" means the each of the certain subordinated promissory notes dated June 7, 2004 issued by the Credit Party to each of the Junior Creditors, each of which is executed by the Credit Party payable to each of the Junior Creditors, respectively, in aggregate face principal amount of $10,000,000, as listed in Schedule 1 attached to this agreement, as may be renewed, extended, modified, amended, supplemented, restated or replaced; and "Junior Notes" means, collectively, all of such notes.

    "Plan" means any plan of partial or complete liquidation, reorganization, readjustment, arrangement, composition or extension, whether in a Proceeding or otherwise.

    "Proceeding" means any (a) insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Credit Party, its property or its creditors as such, (b) proceeding for any liquidation, dissolution or other winding-up of the Credit Party, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) assignment for the benefit of creditors of the Credit Party or (d) other marshaling of the assets of the Credit Party.

    "Senior Credit Agreement" means that certain Credit Agreement dated concurrently herewith among the Credit Party, the Agent and the Senior Creditors, and any successor or replacement credit agreement, including, without limitation, any replacement credit agreement effected by the Credit Party with any other Person in any refinancing of the Senior Debt, as any of the forgoing may be modified, amended, renewed, extended, restated, supplemented or otherwise modified from time to time.

    "Senior Creditor" means each of the "Lenders" (as defined by the Senior Credit Agreement) from time to time party to the Senior Credit Agreement, and also includes any Person that is a lender or otherwise refinances the Senior Debt in any replacement or refinancing facility, and "Senior Creditors" means two or more or all of such Persons.

    "Senior Creditor Collateral" means all property of the Credit Party, now owned or hereafter acquired, in which any Senior Creditor Lien is granted pursuant to the Senior Debt Documents, and all proceeds thereof.

    "Senior Creditor Liens" means any and all liens, security interests, collateral assignments, pledges, mortgages or other interests in the Senior Creditor Collateral held by the Agent, for the benefit of itself or the Senior Creditors, now or hereafter existing, and any and all other liens, security interests, collateral assignments, pledges, mortgages or other interests, if any, at any time held or claimed by the Agent in any other property of the Credit Party.

    "Senior Debt" means (a) all principal of, and premium, if any, and interest on, the Senior Loans (including, without limitation, any interest accruing thereon at the legal rate after the commencement of any Proceeding and any additional interest that would have accrued thereon but for the commencement of such Proceeding), (b) all reimbursement and other obligations under or in connection with any letter of credit issued by any Senior Creditor or any affiliate of such Senior Creditor, for the benefit of the Credit Party, (c) all obligations of the Credit Party under or in respect of any interest rate exchange agreement, interest rate swap agreement or other similar agreement entered into in respect of all or any portion of the Senior Debt referred to in clause (a) above, (d) all other indebtedness, obligations and liabilities of Credit Party to the Agent or any Senior Creditor, the issuer of any letter of credit under the Senior Credit Agreement or any other holder of any such indebtedness or obligations, whether now existing or hereafter incurred or created, under or with respect to any Senior Debt Document, (including, without limitation, obligations arising under any guaranty executed by any such Credit Party for the benefit of the Agent or any Senior Creditor in respect of any Senior Debt described herein, or under any claims for rescission or for damages arising under or with respect to the Senior Debt Documents), (e) all indebtedness and obligations arising in connection with any refinancings, refundings, replacements or increases of any of the foregoing, whether with the Senior Creditors, or any of them, or with any other Person and (f) any and all renewals, extensions or rearrangements of any of the foregoing. Without limiting the extent and generality of the forgoing, "Senior Debt" includes all indebtedness and obligations included within the "Obligations" (as the same may be renewed, refinanced, or increased) as defined by the Senior Credit Agreement (which definition is incorporated herein by reference).

    "Senior Debt Documents" means, collectively, the Senior Credit Agreement, and any and all agreements, instruments or documents now existing or hereafter executed in connection with the Senior Debt, pursuant to which the person executing same undertakes, guarantees or assures payment and/or performance of any Senior Debt or grants or purports to grant any liens, security interests, collateral assignments, mortgages, pledges or other interests in any property to the Agent, or otherwise for the benefit of Senior Creditors, to secure the Senior Debt, or any part thereof, and all other documents and instruments evidencing or pertaining to all or any portion of the Senior Debt, in each case as the same may be modified, amended, renewed, extended, restated, supplemented, refinanced or otherwise modified from time to time from time to time. Without limiting the extent and generality of the forgoing, "Senior Debt Documents" includes all "Loan Documents"as defined by the Senior Credit Agreement (which definition is incorporated herein by reference).

    "Senior Default" means any "Default" as defined by the Senior Credit Agreement (which definition is incorporated herein by reference) or any event or condition, howsoever defined, under any replacement or refinancing facility that with notice or the passage of time, or both, would be a Senior Event of Default.

    "Senior Event of Default" means any "Event of Default" as defined by the Senior Credit Agreement (which definition is incorporated herein by reference) or any event or condition, howsoever defined, under any replacement or refinancing facility that would give any holder of the Senior Debt, or the Agent or any other agent on behalf of any such holder, the right to accelerate the Senior Debt or any portion thereof.

    "Senior Loans" means all "Revolving Loans" as defined by the Senior Credit Agreement (which definition is incorporated herein by reference) or other loans or advances thereunder, outstanding from time to time, and any loans constituting Senior Debt made in any replacement or refinancing facility, whether with Senior Creditors, or any of them, or with any other Person.

    "Senior Payment Default" means an event, condition or default which with the giving of notice, the passage of time or both would be a Senior Payment Event of Default.

    "Senior Payment Event of Default" means any Senior Event of Default arising from default in the payment of any Senior Debt when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise.

    "Subsidiary" has the meaning prescribed for such term as defined by the Senior Credit Agreement (which definition is incorporated herein by reference).

    Junior Debt Subordination. Until all Senior Debt shall first be Indefeasibly Paid and the Commitments terminated, each Junior Creditor agrees, for itself and each holder of the Junior Debt, and their respective successors and assigns, that the Junior Debt hereby is expressly subordinated and junior in right of payment and claim to the prior payment of all Senior Debt in the manner and to the extent set forth in this Agreement, provided, that subject to Sections 2(a), 2(b) and 2(c) below, the Credit Party may pay, and the holders of the Junior Debt may take, receive and retain, regularly scheduled payments of accrued interest when due under the terms of the Junior Note.

    (a) Upon the occurrence of a Senior Payment Default or a Senior Payment Event of Default then, unless and until such Senior Payment Default or Senior Payment Event of Default shall have been remedied or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by set-off or otherwise), including any payment to the holder of any Junior Debt by reason of the subordination of any indebtedness or other obligation to, or any guarantee of, such Junior Debt, shall be paid by the Credit Party or taken, received or retained by any Junior Creditor, on account of any Junior Debt, or as a sinking fund for any Junior Debt, or in respect of any redemption, retirement, purchase or other acquisition of any of the Junior Debt.

    (b) Upon the happening of a Senior Default or a Senior Event of Default (other than under circumstances when the terms of Sections 2(a) or 2(c) are applicable), then, unless and until such Senior Default or Senior Event of Default shall have been remedied or waived in writing by the Agent or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by set-off or otherwise), including any payment to the holder of any Junior Debt by reason of the subordination of any indebtedness or other obligation to, or any guarantee of, such Junior Debt) shall paid by the Credit Party or taken, received or retained by any Junior Creditor, on account of any Junior Debt, or as a sinking fund for any Junior Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Junior Debt, during the period of 180 days after written notice of such Senior Default or Senior Event of Default shall have been given by the Agent to the Credit Party and to the Junior Creditors, provided, that upon expiration of such 180 day period, and provided that no event described in Sections 2(a) or 2(c) then exists, the holders of the Junior Debt shall be entitled to receive only such payments in respect thereof that constitute scheduled payments of accrued interest due and payable on the Junior Notes within such period.

    (c) In the event of any Proceeding:

    (i) All Senior Debt shall first be Indefeasibly Paid and the Commitments terminated before any payment (including any payment which may be payable to the holder of any Junior Debt by reason of the subordination of any indebtedness or other obligation to, or any guarantee of, such Junior Debt) or distribution of any kind, whether in cash, securities or other property (excluding Equally Subordinate Securities to the extent set forth in the proviso to Section 2(b)), shall be made to any holder of any Junior Debt on account of such Junior Debt.

    (ii) Any payment (including any payment which may be payable to the holder of any Junior Debt by reason of the subordination of any indebtedness or other obligation to, or guarantee of, such Junior Debt) or distribution of any kind or character, whether in cash, securities or other property (excluding Equally Subordinate Securities to the extent set forth in the proviso to this Section 2(c)(ii)), which would otherwise (but for the subordination provisions of this Agreement) be payable or deliverable in respect of any Junior Debt shall be paid or delivered directly to the Agent, for the benefit of the holders of the Senior Debt (or if, at the time of such payment or distribution there shall be no Agent, then to such holders), for application in payment of the Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt shall have been Indefeasibly Paid in full and the Commitments terminated; provided, however, that no such delivery to the Agent, or such holders of the Senior Debt, shall be made of stock or obligations which are issued pursuant to reorganization proceedings or dissolution or liquidation proceedings, or upon any merger, consolidation, sale, lease, transfer or other disposal not prohibited by the provisions of the Senior Debt Documents (any such event a "Restructuring"), by any the Credit Party, as reorganized, or by the corporation succeeding to the Credit Party or acquiring its property and assets, as the case may be, if such stock or obligations are Equally Subordinate Securities and either (i) the Senior Debt shall have been Indefeasibly Paid in full or (ii) the Senior Creditors shall have received debt or equity securities that constitute Equally Senior Securities (or any combination thereof) in substitution for the Senior Debt as part of such Restructuring in an aggregate principal amount equal to the aggregate principal amount of the Senior Debt immediately prior to such Restructuring.

    (iii) Each holder of Junior Debt shall retain the right to vote and otherwise act in any Proceeding (including, without limitation, the right to vote to accept or reject any Plan proposed in any Proceeding), provided, that no such holder shall vote with respect to any such Plan or take any other action in any way so as to contest (i) the validity of any liens or security interests granted to, or for the benefit of, the holders of any Senior Debt, (ii) the relative rights and duties of the holders of the Senior Debt as established in the Senior Debt Documents with respect to such liens and security interests, or (iii) the enforceability of any Senior Debt Document or this Agreement; and provided further, that in the event any holder of Junior Debt fails to vote any claim in respect of any Junior Debt in connection with any Proceeding prior to 5 Business Days before the expiration of the time to vote any such claim, then the Agent, for the holders of the Senior Debt is hereby irrevocably authorized to have the right (but not the obligation) to vote such claim, and is hereby authorized to vote such claim for and on behalf of such holder of Junior Debt. In the event any holder of Senior Debt votes any claim in accordance with the authority granted hereby, no holder of any Junior Debt shall be entitled to change or withdraw such vote.

    (iv) If the holder of any Junior Debt does not file a proper claim, proof of debt, amendment of proof of debt, petition or other document as shall be necessary in order to have such Junior Debt allowed in any such Proceeding, and in the form required in any such Proceeding, prior to 30 days before the expiration of the time to file such claim, proof of debt, amendment of proof of debt, petition or other document, then the Agent is hereby irrevocably authorized to have the right (but not the obligation) to file, and is hereby authorized to file, an appropriate claim, proof of debt, amendment for and on behalf of such holder of Junior Debt.

    Lien Priorities.

    (a) The Senior Creditor Liens, and all rights of the Agent and any other holder of the Senior Creditor Liens, in and to the Senior Creditor Collateral are and shall be first, senior and prior to any liens, security interests, collateral assignments, mortgages, pledges, claims or other rights at any time claimed by the Junior Creditors, or any of them, in any property of the Credit Party.

    (b) The Junior Creditors each hereby expressly disclaims any interest in any property of the Credit Party and hereby expressly subordinates to the Agent and the Senior Creditors all right, title and interest which it may hereafter have or acquire from the Credit Party in and to any Senior Creditor Collateral (provided that the foregoing shall not be construed to authorize the Credit Party to grant to the Junior Creditors, or any of them, or for any Junior Creditor to acquire or obtain, any security interest, lien, collateral assignment, mortgage, pledge or other interest in any Senior Creditor Collateral).

    (c) The priorities agreed to and established by this Section 3 are applicable irrespective of the manner or order of creation, attachment or perfection, the time or order of filing of any financing statement or the time of giving or failure to give any notice, or of any other priority that might otherwise exist under applicable law exclusive of this Agreement.

    Limitation on Actions, Remedies. Each Junior Creditor agrees, and each other holder of any Junior Debt, by its acceptance of any instrument evidencing any Junior Debt, agrees that:

    (a) Until the Senior Debt is Indefeasibly Paid and the Commitments terminated it will not at any time, without the prior written consent of the holders of all of the Senior Debt (i) commence, prosecute or participate in any administrative, legal or equitable action against the Credit Party to collect or enforce any Junior Debt, (ii) commence, prosecute, or participate in commencing or prosecuting, any Proceeding, or (iii) take any action to enforce or exercise remedies against or in respect of any property of the Credit Party included in the Senior Creditor Collateral.

    (b) Until the Senior Debt is Indefeasibly Paid in full and the Commitments terminated, the Credit Party agrees that it will not grant or convey to any Junior Creditor, and each Junior Creditor agrees that it will not acquire or obtain from the Credit Party or any other Person, any lien, security interest or other interest in any property of the Credit Party.

    (c) If, in violation of the provisions herein set forth, any Junior Creditor shall commence, prosecute or participate in any suit, action, case or Proceeding against or with respect to the Credit Party, then the Credit Party may interpose as a defense or plea the provisions set forth herein, and the Agent or any holder of any Senior Debt may intervene and interpose such defense or plea in its own name or in the name of the Credit Party, and shall, in any event, be entitled to restrain the enforcement of the payment provisions of the Junior Debt, or of remedies in respect of property of the Credit Party included in the Senior Creditor Collateral, in its own name or in the name of applicable Credit Party, as the case may be, in the same suit, action, case or Proceeding or in any independent suit, action, case or Proceeding, to the extent any such enforcement would be in violation of this Agreement.

    Turnover of Improper Payments. If any payment or distribution of any character, whether in cash, securities or other property shall be received by any Junior Creditor or any other holder of any Junior Debt in contravention of any of the terms hereof and before all the Senior Debt shall have been Indefeasibly Paid and the Commitments terminated, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the Agent for the benefit of the holders of the Senior Debt at the time outstanding (or if, at such time, there shall be no Agent, then to each such holder), for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full. In the event of the failure of any holder of any Junior Debt to endorse or assign any such payment, distribution or security, the Agent is hereby irrevocably authorized to endorse or assign the same.

    No Prejudice or Impairment.

(a) The rights of the Agent, the Senior Creditors and any other holders of any Senior Debt as against the holders of any Junior Debt, and the rights and obligations of the Junior Creditors, in each case as provided by this Agreement, shall remain in full force and effect without regard to, and shall not be impaired by any circumstance, including without limitation:

(i) any act or failure to act on the part of the Credit Party; or

(ii) any extension or indulgence in respect of any payment or prepayment of any Senior Debt or any part thereof or in respect of any other amount payable to any holder of any Senior Debt; or

(iii) any amendment, modification, extension, supplement or restatement, or waiver of, deletion from or compromise, release, consent or other action in respect of, any of the terms of any Senior Debt, any Senior Debt Document or any other agreement which may be made relating to any Senior Debt; or

(iv) any extension of credit under the Senior Debt Documents, whether or not the Senior Lenders were obligated to make such extension of credit and notwithstanding any noncompliance with, or failure of, any condition precedent to any such extension of credit, or any increase in the amount of the Senior Debt; or

(iv) any exercise or non-exercise by the holder of any Senior Debt of any right, power, privilege or remedy under or in respect of such Senior Debt, the Senior Debt Documents or any waiver of any such right, power, privilege or remedy or of any default in respect of such Senior Debt, the Senior Debt Documents or this Agreement, or any receipt by the holder of any Senior Debt of any security, or any failure by such holder to perfect a security interest in, or any release by such holder of, any security for the payment of such Senior Debt; or

(v) any merger or consolidation of the Credit Party or any of its subsidiaries into or with any other Person, or any sale, lease or transfer of any or all of the assets of the Credit Party or any of its subsidiaries to any other Person; or

(vi) absence of any notice to, or knowledge by, any holder of any Junior Debt of the existence or occurrence of any of the matters or events set forth in the foregoing subdivisions (i) through (v).

(b) Each holder of any Junior Debt unconditionally waives, for the benefit of the Agent, the Senior Creditors and any other holder of the Senior Debt and subject to Section 26, (i) notice of any of the matters referred to in Section 6(a), (ii) all notices which may be required, whether by statute, rule of law or otherwise, to preserve intact any rights of any holder of any Senior Debt against the Credit Party, including, without limitation, any demand, presentment and protest, proof of notice of nonpayment under any Senior Debt or the Senior Debt Documents, and notice of any failure on the part of the Credit Party to perform and comply with any covenant, agreement, term or condition of the Senior Debt or the Senior Debt Documents, excluding, however, notices required hereunder to initiate the applicable blockage periods under Section 2(b), (iii) any right to require any enforcement, assertion or exercise by any holder of any Senior Debt of any right, power, privilege or remedy conferred in such Senior Debt or the Senior Debt Documents, or otherwise, (iv) any requirement of diligence on the part of the Agent or any holder of any of the Senior Debt, (v) any requirement on the part of the Agent or any holder of any Senior Debt to mitigate damages resulting from any default under such Senior Debt or the Senior Debt Documents, and (vi) any notice of any sale, transfer or other disposition of any Senior Debt or Senior Lien by any holder thereof.

(c) The obligations of the holders of Junior Debt under this Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Debt, or any other payment to any holder of any Senior Debt in its capacity as such, is rescinded or must otherwise be restored or returned by the holder of such Senior Debt upon the occurrence of any Proceeding, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Credit Party or any substantial part of the Credit Party's property, or otherwise, all as though such payment had not been made. Without limiting the foregoing, if at any time after the Senior Debt is Indefeasibly Paid, any Senior Creditor is required to repay any amount received by it in respect of the Senior Debt, then the Junior Creditor shall pay to the Agent, for the benefit of the Senior Creditors, the lesser of the aggregate amount received by the Junior Creditor in respect of the Junior Debt since the date the Senior Debt was Indefeasibly Paid or the amount of any such required repayment.

7. Credit Party's Obligations Absolute.

(a) Nothing contained herein shall impair, as between the Credit Party and the holder of any Junior Debt, the obligation of the Credit Party to pay to the holder thereof all amounts payable in respect of such Junior Debt as and when the same shall become due and payable in accordance with the terms thereof or prevent the holder of any Junior Debt from exercising all rights, powers and remedies otherwise permitted by applicable law or upon a default or event of default under the Junior Note or any Junior Debt Document, all subject, however, to the rights of the holders of the Senior Debt and the obligations of the Junior Creditors as set forth in this Agreement, including without limitation as provided by Sections 2, 4 and 7(b).

(b) The Junior Creditors expressly (a) agree to the provisions of this Agreement which require the Credit Party to make or hold payments which would otherwise be payable or deliverable in respect of, or on account of, any Junior Debt to the holders of the Senior Debt (collectively, the "Priority Payment Provisions"); (b) request and direct the Credit Party to comply with all such Priority Payment Provisions and all other provisions of the same or similar tenor described in this Agreement; (c) release the Credit Party from, and waive any right to assert, any claim against Credit Party for complying with the terms of the Priority Payment Provisions; and (d) agree that compliance by the Credit Party with the terms of the Priority payment Provisions shall not be deemed to be a breach or default under the Junior Debt or the Junior Debt Documents.

8. Subrogation. No holder of any Junior Debt shall have any subrogation or other rights as a holder of any Senior Debt or Senior Liens, and each holder of any Junior Debt hereby waives all such rights of subrogation and all rights of reimbursement or indemnity whatsoever and all rights of recourse to any security for any Senior Debt, until such time as all the Senior Debt shall be Indefeasibly Paid and the Commitments terminated and all of the obligations of the Credit Party under the Senior Debt and the Senior Debt Documents shall have been duly performed. From and after the time at which all Senior Debt shall have been Indefeasibly Paid and the Commitments terminated, the holders of the Junior Debt shall be subrogated to all rights of any holders of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the Junior Debt shall have been Indefeasibly Paid or such payment shall have been provided for in a manner satisfactory to all of the holders of Junior Debt, and for the purposes of such subrogation, no payment or distribution received by the holders of Senior Debt of cash, securities or other property to which the holders of the Junior Debt would have been entitled except for these subordination provisions shall, as between the Credit Party and its respective creditors other than the holders of Senior Debt, on the one hand, and the holders of the Junior Debt, on the other, be deemed to be a payment or distribution by the Credit Party to or on account of the Senior Debt.

9. Legend on Junior Debt. The Credit Party and the Junior Creditors shall cause each Junior Note, and each other instrument at any time evidencing any Junior Debt, to contain the following legend conspicuously noted on the face thereof:

"THIS [NAME OF INSTRUMENT] IS SUBJECT TO THE SUBORDINATION PROVISIONS SET FORTH IN THE CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT DATED AS OF June 7, 2004, AMONG HARRIS J. PAPPAS, CHRISTOPHER J. PAPPAS, JPMORGAN CHASE BANK, AS AGENT, AND CERTAIN OTHER PERSONS SIGNATORY THERETO (INCLUDING EACH SUCH PARTY'S SUCCESSORS AND ASSIGNS). A COPY OF THIS AGREEMENT IS ON FILE AT THE OFFICE OF THE ISSUER HEREOF AND IS AVAILABLE FOR INSPECTION AT SUCH OFFICE."

10. Other Subordination Agreements. Until all Senior Debt shall have been Indefeasibly Paid and the Commitments terminated, without the consent of the Agent and the holders of all of the Senior Debt, no holder of any Junior Debt shall, directly or indirectly, agree to subordinate such Junior Debt to any indebtedness, obligations or liabilities other than the Senior Debt.

11. Modifications to Senior Debt or Junior Debt. The Senior Debt Documents may be modified, amended, supplemented or restated, and any indebtedness or obligations thereunder may be renewed, extended, increased, rearranged or refinanced without the prior consent of the Junior Creditors. No modification, amendment, supplement, restatement or replacement of the Junior Debt which (i) increases the principal of any Junior Note, (ii) increases the interest rate payable under any Junior Note, (iii) shortens the time for payment of any amount payable by the Credit Party under the Junior Note or any Junior Debt Document or (iv) causes the Credit Party's performance obligations under the Junior Debt Documents to be materially more burdensome to the Credit Party than exist as of the Effective Date, shall be effective without the prior consent of the Agent.

12. No Conflict. Each Junior Creditor hereby consents to the Senior Loan Documents and each and all of the terms and provisions thereof, and to the execution, delivery and performance thereof by the Credit Party, and to any act or omission taken by any Credit Party, or any event or condition, required or allowed pursuant the Senior Loan Documents or any consent, amendment or waiver granted by the Agent or the Senior Creditors thereunder, and agrees that none of the foregoing shall be deemed to be a breach or default under the Junior Debt or the Junior Debt Documents. The provisions of this Section 12 shall survive any termination of this Agreement and remain in full force and effect for a period of 91 days after the Senior Debt has been Indefeasibly Paid and the Commitments have been terminated.

13. Continued Effectiveness of this Agreement. The provisions of this Agreement are intended to and shall be enforceable at all times, notwithstanding the commencement or continuation of any Proceeding.

14. No Contest. Each Junior Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Debt Documents or the Senior Creditor Liens.

15. Representations and Warranties. Each Junior Creditor hereby represents and warrants to the Agent as follows:

(a) This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of such Junior Creditor, enforceable in accordance with its terms, except as enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity.

(b) Such Junior Creditor is the sole owner, beneficially and of record, of the Junior Note which is payable to such Junior Creditor, and the Junior Debt evidenced thereby.

(c) No Junior Default is in existence as of the date of this Agreement.

(d) There are no Junior Debt Documents other than the Junior Notes.

16. Junior Default Notice. The Junior Creditors and the Credit Party shall provide the Agent with a Junior Default Notice upon the occurrence of each Junior Default, and Junior Creditors shall notify the Agent in the event any such Junior Default thereafter is cured or waived.

17. Cumulative Rights, No Waivers. Each and every right, remedy and power granted to the Agent hereunder shall be cumulative and in addition to any other right, remedy or power specifically granted herein, in the Senior Credit Agreement or the other Senior Debt Documents or now or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by the Agent, from time to time, concurrently or independently and as often and in such order as the Agent may determine. Any failure or delay on the part of the Agent in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect the rights of the Agent thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power, and no such failure, delay, abandonment or single or partial exercise of the rights of the Agent hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto.

18. Modification. No waiver of any provision of this Agreement, or consent to any departure therefrom by any Junior Creditor, shall be effective in any event unless the it is in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose given. Neither this Agreement, nor any provision hereof, may be amended or modified except pursuant to an agreement in writing entered into among the Agent, the Junior Creditors and the Credit Party. Any notice to or demand made by the Agent which is not expressly required of the Agent hereunder shall not itself entitle the Junior Creditors or the Credit Party to any other or further notice or demand in any same, similar or other circumstances.

19. Further Assurance. The Credit Party and the Junior Creditors at any time and from time to time after execution and delivery of this Agreement, at the request of the Agent, shall promptly execute and deliver such further documents and do such further acts and things as the Agent reasonably may request that may be necessary in order to effect fully the purposes of this Agreement, including, without limitation, any amendment or restatement of this Agreement or release or termination of any financing statement.

20. Notices. Except as otherwise provided herein, all notices and correspondence hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, or by telecopy transmission, promptly confirmed in writing sent by first-class mail to the following addresses:

(a) If to Junior Creditors:

Christopher J. Pappas and Harris J. Pappas

642 Yale

Houston, Texas 77007

(b) If to any Credit Party:

Luby's Inc.

2211 Northeast Loop 410

San Antonio, Texas 78217

(c) If to the Agent:

JPMorgan Chase Bank

712 Main Street

Houston, Texas 77002

Attention: Manager, Corporate Banking

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 20. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, 3 Business Days after being postmarked, (b) if sent by overnight delivery service, when received at the above stated addresses and (c) if sent by telecopy transmission, upon transmission of such transmission as evidenced by telecopy transmission confirmation.

21. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

22. Assignment of Junior Debt. Neither the Junior Debt, nor any portion thereof, may be transferred or assigned to any Person unless prior to or at the time of such transfer or assignment such transferee or assignee agrees in writing, in form and substance satisfactory to the Agent, to be bound by this Agreement.

23. Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Agent and the Senior Creditors and shall be binding upon the successors and assigns of the Agent, the Senior Creditors, the Junior Creditors and the Credit Party.

24. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be valid as an original. A telecopy of any such executed counterpart shall be deemed valid as an original.

25. Defines Rights of Creditors. The provisions of this Agreement are solely for the purpose of defining the relative rights of the Agent and the Senior Creditors, on the one hand, and the Junior Creditors, on the other hand, and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, the Credit Party or any debtor-in-possession or trustee in bankruptcy in any Proceeding.

26. Conflict. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Junior Debt Documents, the provisions of this Agreement shall control and govern. For purposes of this Section, to the extent that any provisions of any of the Junior Debt Documents provide rights, remedies and benefits to the Agent or the Senior Creditors that exceed the rights, remedies and benefits provided to the Agent or the Senior Creditors under this Agreement, such provisions of the applicable Junior Debt Documents shall be deemed to supplement (and not to conflict with) the provisions hereof.

27. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

28. Termination. This Agreement shall terminate upon the Indefeasible Payment of the Senior Debt and termination of the Commitments.

29. JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS RELATED HERETO.

30. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

31. Execution; Entire Agreement. A telecopy or other electronic transmission of any executed counterpart of this Agreement shall be deemed valid as an original.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES REGARDING THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

JPMORGAN CHASE BANK, as Agent

By:	Authorized Agent

Name:
Title:

/s/Harris J. Pappas

HARRIS J. PAPPAS, an individual

/s/Christopher J. Pappas

CHRISTOPHER J. PAPPAS, an individual

LUBY'S, INC.
By:	/s/Gasper Mir, III

Name:	Gasper Mir, III
Title:	Chairman of the Board

GUARANTORS' ACKNOWLEDGMENT

By signing below, each Guarantor (i) acknowledges, consents and agrees to the execution, delivery and performance by the Borrower of this Subordination and Intercreditor Agreement, (ii) acknowledges and agrees that its obligations in respect of its Guaranty are not released, diminished, waived, modified, impaired or affected in any manner by this Subordination and Intercreditor Agreement or any of the provisions contemplated herein, (iii) ratifies and confirms its obligations under its Guaranty, and (iv) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, its Guaranty.

LUBY'S HOLDINGS, INC.

By:	/s/Gasper Mir, III

Name:	Gasper Mir, III
Title:	Chairman of the Board

LUBCO, INC.

By:	/s/Gasper Mir, III

Name:	Gasper Mir, III
Title:	Chairman of the Board

LUBY'S LIMITED PARTNER, INC.

By:	/s/Gasper Mir, III

Name:	Gasper Mir, III
Title:	Chairman of the Board

LUBY'S MANAGEMENT, INC.

By:	/s/Gasper Mir, III

Name:	Gasper Mir, III
Title:	Chairman of the Board

LUBY'S RESTAURANTS LIMITED PARTNERSHIP

By:	LUBY'S MANAGEMENT, INC., its general partner

By:	/s/Gasper Mir, III

Name:	Gasper Mir, III
Title:	Chairman of the Board

SCHEDULE 1

to

SUBORDINATION AND INTERCREDITOR AGREEMENT

JUNIOR NOTES

Junior Creditor	Face Amount
Christopher J. Pappas	$5,000,000
Harris J. Pappas	$5,000,000